Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Niagara Financial Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	42-1556195
(State or other jurisdiction of incorporation	(IRS Employer Identification No.)
or organization)
726 Exchange Street, Suite 618
Buffalo, NY 14210
(Address of Principal Executive Offices)

NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan
NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated
Supplemental Executive Retirement Plan
NewAlliance Bank Amended and Restated 401(k) Plan Supplemental Executive Retirement Plan
(Full Title of the Plans)

Mr. John R. Koelmel
President and Chief Executive Officer
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, NY 14210
(716) 819-5500
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount			Proposed Maximum
Title of Securities	to be	Proposed Maximum		Aggregate		Amount of
to be Registered	Registered (1)	Offering Price Per Share		Offering Price		Registration Fee
Common Stock, par value $0.01 per share	8,085,907	$12.88	(2)	$104,146,482	(3)	$12,091.41
Common Stock, par value $0.01 per share	11,780	$13.81	(4)	$162,682	(5)	$18.89
Common Stock, par value $0.01 per share	12,617	$13.81	(4)	$174,241	(6)	$20.23
TOTAL	8,110,304	$12.88		$104,483,805		$12,130.53

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan (“Plan”), the NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan and the NewAlliance Bank Amended and Restated 401(k) Plan Supplemental Executive Retirement Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of First Niagara Financial Group, Inc. pursuant to 17 C.F.R. Section 230.416(a). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Determined by the exercise price of stock options pursuant to 17 C.F.R. Section 230.457(h)(1).

(3)	Represents the maximum aggregate offering price based on the exercise price per share and the number of outstanding exercisable stock options issued and outstanding under the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan.

(4)	Determined based on the closing price of a share of Common Stock on April 21, 2011.

(5)	Represents the maximum aggregate offering price based on the number of which will become deliverable under the NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan in conjunction with the closing of the transaction between First Niagara Financial Group, Inc. and NewAlliance Bancshares, Inc. and the closing price of a share of Common Stock on April 21, 2011.

(6)	Represents the maximum aggregate offering price based on the number of which will become deliverable under the NewAlliance Bank Amended and Restated 401(k) Plan Supplemental Executive Retirement Plan in conjunction with the closing of the transaction between First Niagara Financial Group, Inc. and NewAlliance Bancshares, Inc. and the closing price of a share of Common Stock on April 21, 2011.

PART I
ITEMS 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
ITEM 4. DESCRIPTION OF SECURITIES
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
ITEM 8. EXHIBITS
ITEM 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-10.3
EX-23.1
EX-23.2

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEMS 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information
     The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan (the “Plan”) and the NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan and the NewAlliance Bank Amended and Restated 401(k) Plan Supplemental Executive Retirement Plan (together with the NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan, the “SERPs”), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The rules of the Commission allow First Niagara Financial Group, Inc. (the “Company” or the “Registrant”) to “incorporate by reference” information into this Registration Statement. The Registrant incorporates herein by reference the following documents, which have been filed by the Registrant with the Commission:
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (Commission File No. 000-23975), filed with the Commission on March 1, 2011;

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the financial statements included in the Annual Report on Form 10-K referred to in (1) above;

3.	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on January 15, 2003 (Commission File No. 000-23975); and

4.	The Form of Common Stock Certificate of the Company contained in the Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on September 18, 2002.
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
     All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Article TENTH of the Certificate of Incorporation of the Company sets forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:
     TENTH:
     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise, shall be on the Corporation.
     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

Exhibit
Number

10.1	NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan

Exhibit
Number

10.2	NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan

10.3	NewAlliance Bank Amended and Restated 401(k) Plan Supplemental Executive Retirement Plan

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (included in signature page)
ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buffalo, New York, on this 25th day of April, 2011.

FIRST NIAGARA FINANCIAL GROUP, INC.
By:	/s/ John R. Koelmel
Name:	John R. Koelmel
Title:	President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY
     We, the undersigned directors and officers of the Company, hereby severally constitute and appoint John R. Koelmel as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said John R. Koelmel may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock underlying the Plan or the SERPs, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said John R. Koelmel shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John R. Koelmel	President and Chief Executive Officer	April 25, 2011
John R. Koelmel	(Principal Executive Officer)

/s/ Gregory W. Norwood	Chief Financial Officer	April 25, 2011
Gregory W. Norwood	(Principal Financial Officer)

/s/ G. Thomas Bowers	Chairman	April 25, 2011
G. Thomas Bowers

/s/ David M. Zebro	Vice Chairman	April 25, 2011
David M. Zebro

/s/ Thomas E. Baker	Director	April 25, 2011
Thomas E. Baker

Signature	Title	Date

/s/ Roxanne J. Coady	Director	April 25, 2011
Roxanne J. Coady

/s/ Carl A. Florio	Director	April 25, 2011
Carl A. Florio

/s/ Carlton L. Highsmith	Director	April 25, 2011
Carlton L. Highsmith

/s/ Barbara S. Jeremiah	Director	April 25, 2011
Barbara S. Jeremiah

/s/ William H. Jones	Director	April 25, 2011
William H. Jones

/s/ George M. Philip	Director	April 25, 2011
George M. Philip

/s/ Peter B. Robinson	Director	April 25, 2011
Peter B. Robinson

/s/ Louise Woerner	Director	April 25, 2011
Louise Woerner

/s/ Nathaniel D. Woodson	Director	April 25, 2011
Nathaniel D. Woodson

EXHIBIT INDEX

Exhibit
Number

10.1	NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan

10.2	NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Amended and Restated Supplemental Executive Retirement Plan

10.3	NewAlliance Bank Amended and Restated 401(k) Plan Supplemental Executive Retirement Plan

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (included in signature page)